Exhibit 3.75

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SABRA HEALTH CARE FRANKENMUTH, LLC

This Amended and Restated Limited Liability Company Agreement of Sabra Health Care Frankenmuth, LLC (this “Agreement”) is entered into by Sabra Health Care Limited Partnership, a Delaware limited partnership (the “Member”), effective as of September 21, 2012 (the “Effective Date”), amends and restates the Operating Agreement of the Company, effective as of September 20, 2012 (the “Original Agreement”).

R E C I T A L S

A. On or about September 20, 2012, the Company was formed as a Delaware limited liability company by its then “Sole Member”, Independence Village of Frankenmuth Limited Partnership, a Michigan limited partnership (the “Prior Member”) and Prior Member executed the Original Agreement.

B. As of the Effective Date, Prior Member and Member entered into a certain Assignment of Membership Interests whereby Prior Member unconditionally and irrevocably sold, conveyed, granted, assigned, and transferred to Member all of the Prior Member’s one hundred percent (100%) issued and outstanding membership interests in the Company.

C. Member now desires to amend and restate the Original Agreement as more particularly set forth herein. Accordingly, the Original Agreement is hereby amended and restated in its entirety to read as follows:

A G R E E M E N T

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et. seq.) as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is Sabra Health Care Frankenmuth, LLC (the “Company”). The business of the Company shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.

2. Certificates. The Member is hereby designated as an authorized person within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any further amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

4. Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company. The Member may from time to time change such registered office and such registered agent for service of process in accordance with the Act.

5. The Member. The Member is the sole member of the Company. The management of the Company is fully reserved to the Member, and the Company shall not have any “manager,” as that term is used in the Act. The Member shall have no personal liability for the obligations of the Company except to the extent provided in the Act. The Member shall have the right and authority to take all actions specifically enumerated in the Certificate of Formation or this Agreement or which the Member otherwise deems necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business, and may cause the Company to undertake all actions necessary or appropriate in connection therewith. All instruments, contracts, agreements and documents shall be valid and binding on the Company if executed by the Member.

6. Additional Members. New members of the Company shall be admitted only upon the approval of the Member and appropriate amendments to this Agreement effected by the Member, subject in each instance to the requirements and restrictions set forth in the financing documents, if any, applicable to the Company or any of its direct or indirect subsidiaries.

7. Officers and Related Persons. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 7 may be revoked at any time by the Member. The initial Officers are listed on Schedule A attached hereto. The Member may revise Schedule A in its sole discretion at any time. All Officers of the Company have the power, acting individually or jointly, to represent and bind the Company in all matters. All instruments, contracts, agreements and documents executed by such Officers in their capacities as officers of the Company shall be valid and binding on the Company.

8. Capital. From time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Member.

9. Profits and Losses. For financial accounting and tax purposes, the Company’s profits and losses shall be determined in the manner determined by the Member, and all profits and losses shall be allocated entirely to the Member.

10. Distributions. Subject to the requirements of the Act, the Company shall make distributions of cash or other assets to the Member at such times and in such amounts as determined by the Member.

11. Dissolution. The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following: (a) the Member’s authorization and approval of such dissolution; or (b) the entry of a decree of judicial dissolution of the Company under the Act.

12. Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member, any officer, director, stockholder, employee, affiliate, representative or agent of the Member, nor any Officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person unless such act or omission constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

13. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the business or affairs of the Company. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 13 with respect to any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person’s rights to indemnification hereunder or (b) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section of the Agreement. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company. The Member shall not be subject to personal liability by reason of these indemnification provisions. No Covered Person shall be denied indemnification in whole or in part under this Section 13 by reason of the fact that the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this Section 13 are for the benefit of the Covered Persons and shall not be deemed to create any rights for the benefit of any other person or entity.

14. Tax Treatment. Unless the Member causes the Company to be taxed as a C corporation, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

15. Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified, as of the date of such approval or as otherwise provided in the Act. Any repeal or modification of any provisions in this Agreement relating to exculpation or indemnification of Covered Persons shall not adversely affect any rights of a Covered Person pursuant to such provisions, including the right to exculpation and the right to indemnification and to the advancement of expenses, in existence at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

16. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Member has executed this Agreement, effective as of the date first written above.

“Member”

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Sabra Health Care REIT, Inc.,
a Maryland corporation
its general partner

	By:	/s/ Talya Nevo-Hacohen
	Name:	Talya Nevo-Hacohen
	Title:	Chief Investment Officer

S-1

Schedule A

OFFICERS

Name	Office

Richard K. Matros	President

Harold Andrews	Chief Financial Officer and Secretary

Talya Nevo-Hacohen	Chief Investment Officer, Vice President and Treasurer

Schedule A